For immediate release
Trading symbol: NYSE, TSX — GLG	February 7, 2005
All amounts in US$

GLAMIS GOLD INCREASES BID FOR GOLDCORP

February 7, 2005 — Reno, Nevada - Glamis Gold Ltd. (NYSE: GLG; TSX: GLG) announced today that it is enhancing its take-over bid for all of the common shares of Goldcorp Inc. by increasing the price from 0.89 to 0.92 of a Glamis common share for each Goldcorp common share. Based on the closing price of Glamis on the NYSE on Friday, February 4, 2005, this represents additional value to Goldcorp shareholders of $0.49 per Goldcorp share.

All of the conditions of the Glamis bid remain unchanged. To benefit from the enhanced premium bid from Glamis, Goldcorp shareholders must reject the proposed Wheaton River transaction at the shareholders meeting on February 10, 2005.

“This increased bid provides full value for the Goldcorp shares and is our final offer,” said Kevin McArthur, President and Chief Executive Officer of Glamis Gold. “We are increasing our bid in response to the views of key shareholders of both Goldcorp and Glamis that an increase of this magnitude would meet with their support. We strongly believe that this increase will convince a majority of shareholders to vote against the Wheaton River transaction at the Goldcorp shareholders’ meeting, and to tender their shares to Glamis’ enhanced premium offer.”

A Notice of Variation and Extension of the Glamis take-over bid will be filed and sent to the depository for mailing to shareholders no later than Wednesday, February 9, 2005. By regulation, the closing date for the Glamis take-over bid will be extended from February 14 to February 24, 2005.

Glamis reminds Goldcorp shareholders that in order to be able to accept Glamis’ premium bid for their Goldcorp shares, the Wheaton River transaction must be defeated at Goldcorp’s shareholder meeting on February 10, 2005. Glamis is soliciting proxies from Goldcorp shareholders who are urged to vote “AGAINST” the Wheaton River transaction by returning the BLUE form of proxy by 5:00 p.m. Eastern time today, Monday February 7, 2005. Shareholders can also vote against the Wheaton transaction by voting “AGAINST” on the green management proxy and returning it by 5:00 p.m. Eastern time on Tuesday, February 8, 2005.

There is still time to vote – Only the latest dated proxy counts.

For further information about Glamis’ premium bid, voting or changing your proxy for the Goldcorp meeting, Goldcorp shareholders should contact Georgeson Shareholder Communications at 1-877-288-7946 (toll free in North America).

If you are a non-registered shareholder and you have submitted your proxy you may revoke it and change your vote by submitting a new proxy, by contacting the broker through which your shares are held and following the instructions of the broker respecting the revocation of proxies. For registered shareholders who have already sent in their proxies and want to revoke their proxy and change their vote, you may do so by either of the following:

1.   Depositing a written revocation or a new proxy in writing signed by the registered shareholder (or their attorney authorized in writing)
      either (a) at the registered office of Goldcorp (Suite 2700, 145 King Street West, Toronto, Ontario, Canada M5H 1J8) at any time up to and including the last business day preceding the date of the Goldcorp meeting (i.e. Wednesday February 9, 2005), or (b) with the Chairman of the Goldcorp meeting prior to the commencement of the meeting; or

2.   Transmitting, by telephonic or electronic means, a written revocation or new proxy that complies with (a) or (b) above and that is signed by electronic signature.

VOTE PURE GOLD
VOTE NO TO WHEATON RIVER
VOTE TODAY

Safe Harbor Statement: Except for the statements of historical fact contained herein, the information presented constitutes “forward-looking statements.” Forward-looking statements, include, but are not limited to those with respect to, the price of gold, the estimation of mineral reserves and resources, the realization of mineral reserves estimates, the timing and amount of estimated future production, costs of production, capital expenditures, costs and timing of the development of new deposits, success of exploration activities, Glamis’ hedging practices, permitting time lines, currency fluctuations, requirements for additional capital, government regulation of mining operations, environmental risks, unanticipated reclamation expenses, title disputes or claims limitations on insurance coverage and the timing and possible outcome of pending litigation. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects”, or “does not expect”, “is expected”, “budget”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variation of such words and phrases or state that certain actions, events or results, “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Glamis to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the actual results of current exploration activities, actual results of current reclamation activities, conclusions of economic evaluations, changes in project parameters as plans continue to be refined, future prices of gold, possible variations in ore grade or recovery rates, failure of plant, equipment or processes to operate as anticipated, accidents, labor disputes and other risks of the mining industry, delays in obtaining governmental approvals or financing or in the completion of development or construction activities, as well as those factors discussed in the section entitled “Other Considerations” in the Glamis Annual Information Form. Although Glamis has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

This press release does not constitute an offer to buy or sell, or the solicitation of an offer to buy or sell, any of the securities of Glamis or Goldcorp. Such an offer may only be made pursuant to a registration statement and prospectus filed with the U.S. Securities and Exchange Commission and offer to purchase and circular filed with Canadian securities regulatory authorities. Glamis has filed with the U.S. Securities and Exchange Commission a Registration Statement on SEC Form F-10, and has mailed a take-over bid circular and dissident proxy circular together with any related documents to Goldcorp stockholders concerning the proposed business combination with Goldcorp. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT, THE TAKE-OVER BID CIRCULAR, THE DISSIDENT PROXY CIRCULAR AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC AND CANADIAN SECURITIES REGULATORY AUTHORITIES, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov or in Canada at www.sedar.com. In addition, documents filed with the SEC and in Canada by Glamis will be available free of charge from Glamis Investor Relations, 5190 Neil Road, Suite 310, Reno, NV 89502, telephone (775) 827-4600.

For further information please contact:

Media:
John Lute:	Phone: 416-929-5883
Email: jlute@luteco.com

Larry Roth:	Phone: 732-598-2092
Email: larryroth@rothir.com

Investors:
Glamis Gold Ltd.	Website:	www.glamis.com
5190 Neil Road, Suite 310	email requests for investor packets to:	info@glamis.com
Reno, NV 89502	email questions/correspondence to:	michaels@glamis.com

Michael A. Steeves	Phone:	1-775-827-4600 ext. 3104
Vice President, Investor Relations

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